EXHIBIT 99
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SUNRISE
TECHNOLOGIES
                                                  FOR IMMEDIATE RELEASE
CONTACT:    Investor Relations
            Susan Lorigan  (510) 623-9001
            Ed Coghlan     (510) 771-2399


    SUNRISE TECHNOLOGIES INTERNATIONAL, INC. ANNOUNCES CONVERSION OF 12%
      CONVERTIBLE SUBORDINATED PAY-IN-KIND NOTES ISSUED IN JANUARY 1998

FREMONT, CALIFORNIA -- MAY 5, 1999 -- SUNRISE TECHNOLOGIES INTERNATIONAL, INC. (NASDAQ/NMS: SNRS) - today announced that it will convert its 12% Convertible Subordinated Pay-In-Kind Notes Due 2001 into common stock effective April 22, 1999.

In addition, the company will pay its final interest payment to the noteholders pro-rata in cash, instead of in common stock.

The 12% Convertible Subordinated Pay-In-Kind Notes Due 2001 were part of a private placement the company announced on Jan. 15, 1998. The company had the right to convert the notes into common stock when the share price of the company's common stock averaged over $10.00 per share for 30 consecutive trading days. That occurred on April 21, 1999. Approximately
1.25 million shares of common stock will be issued to the noteholders to conclude the conversion.

"The combination of our strong cash position and of the performance of our stock allows us to conclude the financing of these notes," said C. Russell Trenary III, president and CEO of Sunrise Technologies International, Inc.

Founded in 1987, the company produces and markets high technology products revolutionizing treatment methods in eye care. The company develops Holmium laser-based systems, which utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic conditions.

These Systems(a) incorporate a non-contact simultaneous application for correction of hyperopia (farsightedness), presbyopia (loss of focus due to natural aging), and overcorrection resulting from PRK and LASIK treatments for myopia. The system is currently in use in Europe and the Americas, and is in clinical trials in the United States.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including market potential, regulatory clearances, business growth and other risks listed from time to time in the company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the company's judgment, as of the date of this release, and the company disclaims any intent or obligation to update these forward-looking statements.



    (a) Caution-Investigational Device: Federal law restricts this device to investigational use in the U.S. Internet users can access Sunrise's World Wide Web site at http://www.sunrise-tech.com.